ROBSON FERBER FROST CHAN & ESSNER, LLP
                                530 Fifth Avenue
                          New York, New York 10036-5101

                               Tel: (212) 944-2200
                               Fax: (212) 944-7630


September 22, 2000

ACCORD ADVANCED TECHNOLOGIES, INC.
5002 SOUTH ASH AVE
Tempe, Arizona 85282


     RE: REGISTRATION STATEMENT ON FORM SB-2 RE 11,739,131 SHARES OF COMMON
         STOCK (REGISTRATION NO.________)

Ladies and Gentlemen:

     We have acted as counsel to Accord Advanced Technologies, Inc, a Nevada Corporation (the "Company"), in connection with the filing of a Registration Statement to which this opinion is an exhibit (the "Registration Statement") with respect to the offer and sale of up to an aggregate of 11,739,131 common shares of the Company's Stock, $.0001 par value per share which are issuable upon conversion of the Company's 12% Secured Convertible Debenture Purchase Agreement in the amount of $1,000,000.00, the first part is due June 30, 2001 in the amount of $250,000.00 and second due July 18, 2001 in the amount of $250,000.00 and as payment of interest thereunder (the "Debentures"), and 1,000,000 shares that are issuable upon exercise of Stock Purchase Warrants (the "Warrants"), all as described in the Registration Statement, by the holders thereof (the "Selling Security Holders").

     We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquires we deem necessary for purposes of rendering this opinion.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and, except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so.

     Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares to be issued upon conversion of the Debentures and upon exercise of the Warrants have been duly authorized and reserved and, when issued upon conversion of each of the Debentures and upon exercise of the Warrants in accordance with their respective terms, including payment of the applicable conversion or exercise price, will be validly issued, fully paid and non-assessable.

     We have been informed by you that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis.

     This opinions is limited to the matters expressly stated herein and is rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by an other Person.

     The opinion expressed herein is subject to the following assumptions, limitations, qualifications and exceptions:

          (a) I have assumed the genuineness of all signatures, the authenticity of all Transaction Agreements submitted to me as originals, the conformity with originals of all Transaction Agreements submitted to me as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all Transaction Agreements (except the due authorization, execution and delivery by the Company of the Transaction Agreements).

          (b) I have assumed that each of the parties to the Transaction Agreements other than the Company (the "Other Parties") has the legal right, capacity and power to enter into, enforce and perform all of its obligations under the Transaction Agreements. Furthermore, I have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Transaction Agreements by each of the Other Parties, and that the Transaction Agreements are valid and binding upon each of the Other Parties and are enforceable against each Other Party in accordance with their terms.

     In the process of my review of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 (the "Form 10-KSB") and any of the other reports filed by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, since the date of the filing of the Form 10-KSB, although I have not engaged in any independent investigation, and do not assume any responsibility for the accuracy or completeness of the information contained therein, nothing has come to my attention that would lead me to believe that any of such reports contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading, as of its filing date.

     We express no opinion as to the application of any state blue sky law or the effect of the Company's failure to comply with any such blue sky law.

     We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts, or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

     Our opinion is further subject, in its entirety, to limitations imposed by bankruptcy, insolvency, moratorium, reorganization or similar laws of general application effecting the right of creditors, and to limitations imposed by the application of equitable principles (whether enforcement is sought in equity or in law).

     My examination of law relevant to the matters covered by this opinion is limited to the laws of the State of New York and the federal law of the United States, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. To the extent that the governing law with respect to any matters covered by this opinion is the law of a jurisdiction other than the State of New York or federal law, I have assumed that the law of such other jurisdiction is identical to New York law.

     This opinion is given as of the date hereof and I assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

     We hereby consent to the use of our name in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that the firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.


                                            Yours Truly,

                                            /s/ Gregory Frost

                                            Gregory Frost